ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1995-2
$ 247,582,941 5.80% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   4,863,199     765,953     145,948    3.00%    4,495,315    5.14%
 Feb-98   4,597,590     770,551     202,408    2.22%    4,052,582    5.70%
 Mar-98   4,538,383     657,602     189,199    3.26%    3,657,286    5.44%
 Apr-98   5,047,377     639,858     113,966    3.27%    3,490,299    5.27%
 May-98   4,431,206     604,052     149,993    2.10%    3,365,167    5.37%
 Jun-98   4,082,535     552,159      70,977    2.96%    3,002,878    5.53%
 Jul-98   3,993,616     541,002      30,249    1.50%    2,828,423    5.28%
 Aug-98   3,988,840     519,520     117,809    0.69%    2,708,252    5.35%
 Sep-98   3,596,975     461,919      96,453    2.87%    2,537,957    5.50%
 Oct-98   3,455,311     432,482      42,756    2.54%    2,347,789    5.56%
 Nov-98   3,114,252     400,354      51,390    1.21%    2,418,829    5.52%
 Dec-98   3,050,813     367,378      40,478    1.56%    2,352,878    6.13%
        ____________ ___________ ___________
 Totals  48,760,097   6,712,829   1,251,626

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.